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                                                                    EXHIBIT 99.1


IMMEDIATE RELEASE                                       OTC Bulletin Board: OPTL
                                             (Formerly OTC Bulletin Board: OPSI)


          OPTICAL SENSORS INCORPORATED'S Reverse Stock Split Effective

                             New Stock Symbol: OPTL

Minneapolis, Minnesota - September 16, 2002 - Optical Sensors Incorporated (OTC Bulletin Board: OPTL) announced that at the start of trading today, its common stock will trade on a reverse split basis of 1-for-6. Also effective at the start of trading today and due to the stock split, Optical Sensors Incorporated's common stock will trade under a new ticker symbol "OPTL."

"We are pleased that our board of directors and our stockholders supported the reverse stock split," says Paulita LaPlante, President and CEO of Optical Sensors Incorporated. "We are confident that this action will enhance OSI's appeal to a broader segment of the investment community, which would in turn enable us to attract additional stockholders."

OSI's transfer agent, Wells Fargo Bank Minnesota, National Association, will mail a letter of transmittal to all of OSI's stockholders detailing the instructions for exchanging old stock certificates for new stock certificates and/or cash for any fractional shares created as a result of the reverse stock split.

About Optical Sensors Incorporated

Optical Sensors Incorporated (OSI) is a technology development company specializing in low-cost, fiber optic sensors, instruments and pilot plant manufacturing. OSI's mission is to leverage its proprietary sensor technology platform into innovative and low cost applications for non-invasive medical diagnostic and management products. OSI is the developer of the N-80 CapnoProbe SL sensor system for the measurement of sublingual CO2, an on-demand patient monitoring system, and the SensiCath sensor system for the measurement of blood pH, CO2 and O2, an on-demand blood gas monitoring system. OSI assigned exclusive license and distribution of the CapnoProbe SL sensor system to Nellcor in September 2001.

For more information about OSI technology and services, see the company's web site at www.opsi.com.



For more information, please contact:

Wesley G. Peterson, CFO
Optical Sensors Incorporated
952-947-5857 extension 542

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